Exhibit 4.2
(face of security)
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
CUSIP No.: 14149Y AS7
CARDINAL HEALTH, INC.
5.50% Note due 2013

No. 1	$300,000,000
          CARDINAL HEALTH, INC., an Ohio corporation (the “Issuer”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the office or agency of the Issuer in Columbus, Ohio, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) on June 15, 2013, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on June 15 and December 15 of each year, commencing December 15, 2008, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from the June 15 or the December 15, as the case may be, next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on these Notes, in which case from June 2, 2008, until payment of said principal sum has been made or duly provided for, provided that, payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the Security register. The interest so payable on any June 15 or December 15 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the June 1 or December 1, as the case may be, next preceding such June 15 or December 15.
          Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
          This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

          IN WITNESS WHEREOF, CARDINAL HEALTH, INC. has caused this instrument to be signed by its duly authorized officers.
Dated: June 2, 2008

CARDINAL HEALTH, INC.
By:	/s/ Jorge M. Gomez
Jorge M. Gomez
Executive Vice President and Treasurer

Attest:	/s/ Elaine S. Natsis
Elaine S. Natsis
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
          This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A.
By:	/s/ Linda Garcia
Authorized Officer

(back of security)
CARDINAL HEALTH, INC.
5.50% Note due 2013
          This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of June 2, 2008 (herein called the “Indenture”), duly executed and delivered by the Issuer to The Bank of New York Trust Company, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 5.50% Notes due 2013 of the Issuer, limited in initial aggregate principal amount to $300,000,000 (collectively, the “Notes”). The Issuer may, at any time, without notice to or the consent of the holders of the Securities, issue further notes having the same ranking and the same interest rate, maturity and other terms as the Notes (other than the date of issuance and, under certain circumstances, the first interest payment date following the issue date of such further notes). Any such further notes, together with this Note, will form a single series of Securities under the Indenture.
1. Principal and Interest
          The Notes will mature on June 15, 2013.
          In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
          Interest shall be computed on the basis of a 30-day month and a 360-day year.
2. Amendment; Supplement; Waiver
          The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in the aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class), evidenced as provided in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided, however, that no such supplemental indenture shall (i) extend the final maturity of any Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce or impair or affect the rights of any Holder to institute suit for the payment thereof or any right of repayment at the option of the Holder, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Security affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to any declaration accelerating the maturity of such Securities, the Holders of a majority in aggregate principal amount Outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Securities) may on behalf of the Holders of all the Securities of such series (or all or certain series of the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the Securities. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.
3. Optional Redemption
          The Notes are redeemable, in whole or, from time to time, in part, at the option of the Issuer at any time, at a redemption price equal to the greater of:
          (1) 100% of the principal amount of the Notes to be redeemed, or
          (2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest on the amount of the Notes being redeemed to the date of redemption.
“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of three Reference Treasury Dealer Quotations for such redemption date,

after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.
“Reference Treasury Dealer” means (1) Bank of America, N.A. and its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Issuer.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time on the third Business Day preceding such redemption date.
          Notice to holders of Notes to be redeemed will be delivered by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the Notes to be redeemed in whole or in part.
4. Repurchase at the Option of Holders Upon a Change of Control
          Upon the occurrence of a Change of Control Repurchase Event, unless all Notes have been called for redemption pursuant to paragraph 3 of this Note, each Holder of the Notes shall have the right to require the Issuer to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of such Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of repurchase (the “Change of Control Payment”).
          Within 30 days following any Change of Control Repurchase Event or, at the Issuer’s option, prior to any proposed Change of Control, but after the public announcement of the proposed Change of Control, the Issuer shall mail, or cause to be mailed, a notice (a “Change of Control Offer”) to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and shall specify, without limitation, the following:
          (1) that the Change of Control Offer is being made and that all Notes tendered will be accepted for payment;

          (2) the Change of Control Payment and the purchase date, which shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
          (3) the CUSIP numbers for the Notes;
          (4) that any Note not tendered will continue to accrue interest;
          (5) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
          (6) that Holders whose Notes of any series are being purchased only in part will be issued new Notes of such series equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof; and
          (7) if the notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.
          The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions hereof, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue of such conflict.
          On the Change of Control Payment Date, the Issuer will, to the extent lawful:
          (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
          (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.
          The Paying Agent shall promptly mail to each Holder of Notes of each series properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note of the same series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof.

          The Issuer shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.
          “Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
          “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Issuer or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Issuer’s Voting Stock, measured by voting power rather than number of shares; or (3) the first day on which a majority of the members of the Issuer’s Board of Directors cease to be Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Issuer becomes a wholly owned subsidiary of a holding company and (ii) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Voting Stock immediately prior to that transaction.
          “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
          “Continuing Directors” means, as of any date of determination, members of the Board of Directors of the Issuer who (1) were members of such Board of Directors on the date of the issuance of the Notes; or (2) were nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination or election or appointment.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, which term, when used herein, includes the rules and regulations of the Commission promulgated thereunder.
          “Fitch,” “Moody’s” and “S&P” mean Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., respectively.
          “Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer.
          “Rating Agency” means (i) each of Fitch, Moody’s and S&P; and (ii) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, or any successor definition, selected by the Issuer as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
          “Securities Act” means the Securities Act of 1933, as amended, which term, when used herein, includes the rules and regulations of the Commission promulgated thereunder.
          “Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
5. Persons Deemed Owners
          The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.
6. Transfers and Exchanges
          The Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture and may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
          Transfers and exchanges of the Notes are only available under limited circumstances and are required to be registered in accordance with the Indenture. The Holder may be required, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.
7. Miscellaneous
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional,

to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.
          No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.
          This Note shall be governed by and construed in accordance with the laws of the State of New York, except as otherwise may be required by mandatory provisions of law.
          Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
   (Insert assignee’s soc. sec. or tax ID no.)
   (Print or type assignee’s name, address and zip code)
and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for it.

Date:	Signature:
(sign exactly as your name appears on the face of this Note)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
          The following exchanges of a part of this Global Security for an interest in another Global Security or for a certificated Note, or exchanges of a part of another Global Security or certificated Note for an interest in this Global Security, have been made:

Principal Amount of
	Amount of decrease in	Amount of increase in	this Global Security	Signature of
	Principal Amount of this	Principal Amount of this	following such decrease	authorized officer of
Date of Exchange	Global Security	Global Security	(or increase)	Trustee

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